                             PUBLIC STORAGE, INC.

                                                                                       For the Three Months Ended
                                                                                               March 31,
                                                                                  -------------------------------------
Earnings Per Share:                                                                    1998                 1997
-----------------------------------------------------------------------           ---------------      ----------------
Net income                                                                         $ 48,364,000         $ 42,318,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                                          (1,140,000)          (1,140,000)
   9.20% Cumulative Preferred Stock, Series B                                        (1,372,000)          (1,372,000)
   Adjustable Rate Preferred Stock, Series C                                           (506,000)            (545,000)
   9.50% Cumulative Preferred Stock, Series D                                          (713,000)            (713,000)
   10.0% Cumulative Preferred Stock, Series E                                        (1,372,000)          (1,372,000)
   9.75% Cumulative Preferred Stock, Series F                                        (1,401,000)          (1,401,000)
   8.875% Cumulative Preferred Stock, Series G                                       (3,828,000)          (3,828,000)
   8.45% Cumulative Preferred Stock, Series H                                        (3,565,000)          (3,565,000)
   8.625% Cumulative Preferred Stock, Series I                                       (2,156,000)          (2,156,000)
   8.00 Cumulative Preferred Stock, Series J                                         (3,000,000)                   -
   8.25% Convertible Preferred Stock                                                 (1,087,000)          (1,142,000)
   Mandatory Convertible Preferred Stock, Series CC                                           -           (1,916,000)
                                                                                   ---------------     ----------------

Net income allocable to common shareholders                                        $ 28,224,000         $ 23,168,000

Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding                               109,466,000           89,086,000
   Net effect of dilutive stock options - based on treasury stock method
     using average market price                                                         570,000              390,000
                                                                                   ---------------     ----------------

     Diluted weighted average common shares outstanding                             110,036,000           89,476,000
                                                                                   ===============     ================

Basic earnings per common share                                                    $       0.26          $      0.26
                                                                                   ===============     ================
Diluted earnings per common share                                                  $       0.26          $      0.26
                                                                                   ===============     ================

                                   Exhibit 11

                                                                                       For the Three Months Ended
                                                                                               March 31,
                                                                                  -------------------------------------
DILUTED EARNINGS PER SHARE, ASSUMING CONVERSION OF ANTI-DILUTIVE SECURITIES:             1998              1997
----------------------------------------------------------------------------      ---------------      ----------------

Net income allocable to common shareholders per calculation above                   $ 28,224,000      $ 23,168,000

Add dividends paid to holders of Convertible Preferred Stocks:
          8.25% Convertible Preferred Stock                                            1,087,000         1,142,000
          Series CC Preferred Stock                                                            -         1,916,000

Net income allocable to common shareholders for purposes of determining Diluted
   Earnings per Share, assuming conversion of anti-dilutive securities              $ 29,311,000      $ 26,226,000
                                                                                  ===============     ================

Diluted weighted average common shares outstanding                                   110,036,000        89,476,000

Pro  forma  weighted  average common shares  assuming  conversion of Convertible
     Preferred Stock:
          8.25% Convertible Preferred Stock                                            3,562,000         3,769,000
          Series CC Preferred Stock                                                            -         2,064,000

Weighted average common shares for purposes of computation of Diluted Earnings per
   Share, assuming conversion of anti-dilutive securities                            113,598,000        95,309,000
                                                                                  ===============     ================

Diluted Earnings per Common Share, assuming conversion of anti-dilutive securities
   (1)                                                                                $     0.26       $      0.28
                                                                                  ===============     ================

(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

      In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to the attainment of certain earnings milestone by the Company. As these earnings milestones have not been met, the conversion has not been assumed.

                                   Exhibit 11